Exhibit 10.2

LANCASTER COLONY CORPORATION
FORM OF STOCK APPRECIATION RIGHTS AGREEMENT
This Stock Appreciation Rights Agreement (this “Agreement”) is dated as of __________, 20___, by and between Lancaster Colony Corporation, an Ohio corporation (the “Company”), and __________________, an Employee or Consultant for the Company (the “Grantee”).
W I T N E S S E T H
WHEREAS, the Company desires to award Stock Appreciation Rights to the Grantee, subject to the terms and conditions of the Lancaster Colony Corporation 2015 Omnibus Incentive Plan (the “Plan”) and the terms and conditions described below;
WHEREAS, the Grantee wishes to accept such award, subject to the terms and conditions of the Plan and the terms and conditions described below;
WHEREAS, the Company hereby confirms to the Grantee the grant, effective on __________, 20___ (the “Grant Date”), pursuant to the Plan, of _____ Stock Appreciation Rights (“SARs”) subject to the terms and conditions of the Plan and the terms and conditions described below, which SARs are a right to receive Shares with a Fair Market Value (as such term is defined in the Plan) equal to 100% of the Spread at the time of exercise; and
WHEREAS, the parties hereto understand and agree that any terms used and not defined herein have the same meanings as in the Plan.
NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.	Definitions. As used in this Agreement:
(a)“Base Price” means $_______, which is not less than the Fair Market Value of a Share on the Grant Date.
(b)“Compete” means for the Grantee to do any of the following as an officer, director, employee, independent contractor, consultant, owner, partner, member, shareholder, equity holder, or joint venture of a competitor of the Company, or in any other capacity whatsoever with a competitor of the Company: (a) to directly or indirectly work for a competitor; or (b) to directly or indirectly assist a competitor with one of its existing or prospective goods or services that directly or indirectly competes, will directly or indirectly compete, or would directly or indirectly compete with a good or service directly or indirectly offered, or that may or will be directly or indirectly offered, by the Company.
(c) “Confidential Information” means any and all non-public information regarding the Company, its goods, or its services. “Confidential Information” includes any information that qualifies as a “trade secret” under the Uniform Trade Secrets Act or the common law of any state. Additionally, the term “Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality
(d)“Innovations” shall mean all discoveries, developments, designs, ideas, innovations, improvements, inventions, formulas, processes, techniques, and know-how (whether or not patentable or registrable under copyright, trademark or similar statutes) made, conceived, reduced to practice or learned by the Grantee either alone or jointly with another while in the employ of the Company, or disclosed to a third party by the Grantee within one (1) year of leaving its employ, that
(i)relate directly to the Company’s business or the production of any character of goods or materials sold or used by the Company,

(ii)result from tasks assigned to the Grantee by the Company, or
(iii)result from the use of premises or equipment owned, leased, or otherwise acquired by the Company.
(e)“Protected Territory” includes the following geographic areas: (a) all states and territories of the United States of America; and (b) any other geographic area where it is reasonably necessary for the protection of the Company’s legitimate interests to restrict the Grantee from competing and such restriction does not impose an undue hardship on the Grantee or disregard the interests of the public.
(f) “Spread” means the excess of the Fair Market Value of a Share on the date on which a SAR is exercised over the Base Price.
(g)“Third Party” or “Third Parties” mean, individually or collectively, any current or prospective client, vendor, or other person or entity in an existing or potential business relationship with the Company during the Grantee’s employment with the Company or within the two (2) years following the Grantee’s termination of employment with the Company.
(h)“Third Party Confidential Information” means any and all non-public information provided to the Grantee, on a confidential basis, by or on behalf of any existing or potential client, vendor, or other person or entity in an existing or potential business relationship with the Company. Additionally, the term “Third Party Confidential Information” includes the aforementioned non-public information that has become public because a person or entity breached an obligation to maintain its confidentiality.
(i)For purposes of Sections 1(b)-(e) and Sections 1(g)-(h), the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.
2.Vesting of SARs. The SARs shall become exercisable as follows:
(a)one-third of the SARs shall become exercisable on the first anniversary of the Grant Date if the Grantee shall have retained Continuous Status as an Employee or Consultant through such date;
(b)an additional one-third of the SARs shall become exercisable on the second anniversary of the Grant Date if the Grantee shall have retained Continuous Status as an Employee or Consultant through such date;
(c)the remaining one-third of the SARs shall become exercisable on the third anniversary of the Grant Date if the Grantee shall have retained Continuous Status as an Employee or Consultant through such date;
provided, that notwithstanding anything in this Section 2 to the contrary, any unexercisable SARs shall become immediately exercisable on: (A) the date upon which the Grantee’s Continuous Status as an Employee or Consultant terminates under circumstances approved by the Administrator, in its sole and absolute discretion, that provide for the vesting of the otherwise unexercisable SARs; or (B) the date on which Grantee dies or ceases to retain Continuous Status as an Employee or Consultant as a result of Grantee’s Disability.
In calculating the one-third amounts described in Sections 2(a) and (b), fractional SARs shall be rounded down to the nearest whole SAR for each of the first two anniversaries of the Grant Date, and the remaining SARs shall be included with those SARs that become exercisable on the third anniversary of the Grant Date. To the extent exercisable, the SARs may be exercised from time to time in accordance with the Plan and this Agreement. To the extent the SARs or any portion thereof do not become exercisable as provided in this Section 2, such unexercisable SARs or portion thereof shall be forfeited to the Company for no consideration.

3.	Exercise of SARs.
(a)To the extent exercisable as provided in Section 2 or Section 5 of this Agreement, the SARs may be exercised in whole or in part by delivery to the Company of a statement in form and substance satisfactory to the Committee specifying the number of SARs to be exercised.

(b)Upon exercise, the Company will issue to the Grantee the number of Shares equal to the quotient of (i) the product of (A) the Spread multiplied by (B) the number of SARs exercised divided by (ii) the Fair Market Value of a Share on the date of exercise, with such quotient rounded down to the nearest whole Share.
4.Termination of SARs. The SARs shall terminate upon the earliest to occur of the following:
(a)90 days after the Grantee ceases to retain Continuous Status as an Employee or Consultant other than upon the Grantee’s death or Disability;
(b)180 days after the Grantee ceases to retain Continuous Status as an Employee or Consultant as a result of the Grantee’s Disability;
(c)One year after the Grantee ceases to retain Continuous Status as an Employee or Consultant as a result of the Grantee’s death; and
(d)Seven years from the Grant Date.
5.Effect of Change in Control. Notwithstanding anything in this Agreement to the contrary, including Section 2, in the event of a Change in Control (as such term is defined in the Plan), the SARs will be affected in accordance with Section 17 of the Plan.
6.Transferability. No SAR may be transferred by the Grantee other than by will or the laws of descent and distribution. The SARs may be exercised during a Grantee’s lifetime only by the Grantee or, in the event of the Grantee legal incapacity, by the Grantee’s guardian or legal representative acting in a fiduciary capacity on behalf of the Grantee under state law and court supervision. The SARs may be exercised after the Grantee’s death by (a) the Grantee’s designated beneficiary, provided such beneficiary has been designated prior to the Grantee’s death in a form acceptable to the Committee, or (b) the personal representative of the Grantee’s estate or by the person(s) to whom the SARs are transferred pursuant to the Grantee’s will or in accordance with the laws of descent and distribution.
7.Compliance with Law. The SARs shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and the Company hereby agrees to make reasonable efforts to comply with any applicable federal and state securities law.
8.Adjustments. The SARs shall be subject to adjustment in accordance with Section 17 of the Plan.
9.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the exercise of the SARs, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to such exercise that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Shares to be delivered to the Grantee. If such election is made, the Shares so retained shall be credited against such withholding requirement at the Fair Market Value of a Share on the date of such delivery, with any fractional Shares that would otherwise be delivered being rounded up to the next nearest whole Share. In no event shall the Fair Market Value of Shares to be withheld pursuant to this Section 9 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.
10.Notices. Any notices required or permitted by the terms of this Agreement or the Plan must be in writing, shall be delivered to the Grantee at his or her address on file with the Company or to the Company addressed as follows (or to such other address or addresses of which notice in the same manner has previously been given), and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic mail or facsimile transfer, (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid:
Lancaster Colony Corporation
380 Polaris Parkway, Suite 400
Westerville, Ohio 43082
Attention: Corporate Secretary
11.No Employment Contract; Right to Terminate Employment. The grant of SARs to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the SARs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Grantee any right to continue employment or to Continuous Status as an Employee or Consultant with the Company or any of its Subsidiaries, as the case may be, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment of the Grantee at any time.
12.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
13.Innovations. In consideration of the awarded SARs, the Grantee agrees:
(a)For purposes of this Section 13, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies. All Innovations shall belong to and be the exclusive property of the Company.
(b)The Grantee will promptly disclose all Innovations to the Company and will assign all of the Grantee’s right, title and interest to such Innovations, whether in the United States and any foreign country, to the Company and its successors and assigns. The Grantee will from time to time, upon request and at the expense of the Company, sign all instruments necessary for the filing and prosecution of any copyrights, patents, mask works, and applications for letters patent of the United States or any foreign country which the Company may desire to file upon such inventions without additional compensation. The Grantee will render all reasonable assistance to the Company and its agents in preparing applications and other documents and do all things that may be reasonable and necessary to protect the rights of the Company and vest in it all such inventions, discoveries, applications, and patents, even if the Grantee is no longer employed by the Company, provided that the Company compensates the Grantee at a reasonable rate for time actually spent by the Grantee on assistance occurring after termination of employment.
(c)That upon termination of employment with the Company for any reason, the Grantee will immediately deliver to the Company all drawings, blueprints, sketches, notebooks, formulae, notes, manuals and other documents reflecting Confidential Information or Innovations, and the Grantee will not retain any copies or versions of such information.
14.Improper Use or Disclosure of Confidential Information. In consideration of the awarded SARs, the Grantee agrees to the following terms on maintaining confidentiality of certain non-public information:
(a)For purposes of this Section 14, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.
(b)The Grantee agrees that during employment with the Company, and at any time thereafter regardless of the reasons for termination, the Grantee will not directly or indirectly do any of the following:
(i)use, or attempt to use, any Confidential Information or Third Party Confidential Information, except as required for the performance of the Grantee’s lawful job duties for the Company;
(ii)disclose, or attempt to disclose, any Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by an agent of the Company with actual authority to provide such access; and/or
(iii)disclose, or attempt to disclose, any Third Party Confidential Information to any person or entity who, at the time of the disclosure or attempted disclosure, does not have access to the information that was authorized by (1) an agent of the Company with actual authority to provide such access and/or (2) an agent of the owner of the Third Party Confidential Information with actual authority to provide such access.
(c)Nothing in Section 14 of this Agreement restricts the Grantee from exercising any rights conferred by Section 7 of the National Labor Relations Act. Additionally, nothing in Section 14 of this Agreement restricts the Grantee from exercising any other rights that are conferred by federal, state, and/or local law and that an agreement such as this is prohibited by law from restricting. Further, nothing in Section 14 of this Agreement restricts the

Grantee from reporting conduct the Grantee reasonably, and in good faith, believes to be a violation of federal, state, and/or local law. However, in exercising such rights or in making such reports, the Grantee must act in good faith and not unreasonably or unnecessarily disclose any Confidential Information or Third Party Confidential Information. Furthermore, if any Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then the Grantee is required to provide prior written notice of the disclosure to Company management, so long as such prior written notice is not prohibited by law. If any Third Party Confidential Information is to be disclosed outside of the Company in exercising such rights or in making such reports, then the Grantee is required to provide prior written notice of the disclosure to Company management and to the management of any affected owner of Third Party Confidential Information, so long as such prior written notice is not prohibited by law. The Grantee must provide the prior written notice on or before the moment the Grantee makes the disclosure.
15.Unfair Competition. In consideration of the awarded SARs, the Grantee agrees to be prohibited from engaging in unfair competition with the Company both during and after employment as follows:
(a)For purposes of this Section 15, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.
(b)The Grantee acknowledges that, by working for the Company, he or she will: (i) have access to, learn about, and work with the Company’s valuable and unique Confidential Information, all of which the Company developed through substantial, time, effort, and expense; (ii) be in contact and develop relationships with Third Parties, the contacts and relationships with whom the Company developed through substantial time, effort, and expense; and (iii) receive valuable training, knowledge, and expertise, some or all of which the Grantee gained in whole or in part through substantial time, effort, and expense by the Company. For these reasons, the Grantee acknowledges and agrees that the Company has legitimate interests in restricting the Grantee’s competitive activities both during and after employment with the Company and that the restrictions contained in this Section 15 are necessary to protect those legitimate business interests, are designed to eliminate competition that would be unfair to the Company, are reasonable in time and scope, and do not confer a benefit upon the Company which is disproportionate to any detriment to the Grantee.
(c)The Grantee agrees that during employment with the Company, and for a period of one (1) year thereafter regardless of the reasons for termination, the Grantee will not Compete with the Company, or prepare to Compete with the Company, within the Protected Territory. This restriction applies regardless of whether the Grantee is physically present in the Protected Territory engaging in prohibited competition or whether the Grantee uses means of communication, such as the telephone or the Internet, to engage in prohibited competition within the Protected Territory while physically outside of the Protected Territory. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Grantee from purchasing or owning less than five percent (5%) of the publicly traded securities of any competitor of the Company, provided that such ownership represents a passive investment and that the Grantee is not a controlling person of, or a member of a group that controls, such competitor.
(d)The Grantee agrees that during employment with the Company and for a period of two (2) years thereafter regardless of the reasons for termination, the Grantee will not, to any tangible or intangible detriment of the Company, directly or indirectly do any of the following:
(i)solicit in any way, or attempt to solicit in any way, any business from a Third Party;
(ii)accept any business from, or attempt to accept any business from, a Third Party; and/or
(iii)induce in any way, or attempt to induce in any way, a Third Party to terminate or diminish in any way its existing or prospective business relationship with the Company.
(e)The Grantee agrees that during employment with the Company and for a period of two (2) years thereafter regardless of the reasons for termination, the Grantee will not directly or indirectly do any of the following:
(i)solicit in any way, or attempt to solicit in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company; and/or

(ii)induce in any way, or attempt to induce in any way, any current or prospective employee of the Company to decline any prospective employment with the Company or to terminate his or her current employment with the Company.
16.Miscellaneous and Remedies. In consideration of the awarded SARs, the Grantee agrees to be bound by the following:
(a)For purposes of this Section 16, the “Company” shall mean Lancaster Colony Corporation or any of its parent, subsidiary, or affiliated companies.
(b)The Grantee represents that the Grantee currently has no restrictions on competition imposed by any agreement with any prior employer, including without limitation any non-competition restriction or non-solicitation restriction, that would prevent the Grantee from working for the Company and performing all lawful duties that the Company may require of the Grantee. By signing this Agreement, the Grantee certifies that the Grantee has made every good faith effort to determine whether any such restrictions exist. The Grantee agrees that the Grantee is prohibited from using or disclosing any confidential business information or trade secrets of a prior employer. This prohibits without limitation any disclosure of such information or trade secrets to any employee of the Company or any use of such information or trade secrets as part of the Grantee’s job duties with the Company. The Grantee further acknowledges that the Company will never directly or indirectly request Employee to improperly use or disclose any prior employer’s confidential information or trade secrets. If any Company employee does make such a request, the Grantee shall immediately report the request to the Company’s Human Resources Department.
(c)The Grantee agrees to notify any of the Grantee’s actual or prospective employers of the existence and terms of this Agreement and agrees that the Company may notify such employers of the terms of this Agreement as well.
(d)The Grantee agrees that any breach, threatened breach, or attempted breach by the Grantee of Sections 13, 14, and/or 15 of this Agreement will cause immediate and irreparable harm to the Company that cannot be adequately remedied by money damages and will entitle the Company to immediate injunctive relief and/or specific performance in any court of competent jurisdiction, as well as to all other legal or equitable remedies and Uniform Trade Secrets Act remedies, where applicable, to which the Company may be entitled.
(e)If a jury or court of competent jurisdiction finds that the Grantee has breached Section 14 of this Agreement, and this finding becomes final after any appeals are exhausted, then the Grantee is liable to the Company, for each breach, in an amount equal to ten percent (10%) of the Grantee’s last total annual compensation provided by the Company. The Grantee agrees that if the Grantee breaches Section 14 of this Agreement, then Company will suffer actual damages in an amount that would be difficult if not impossible to determine and that the liquidated damages imposed for a breach of Section 14 of this Agreement represent the damages fairly estimated by the parties to result from any breach and do not constitute a penalty. Furthermore, the Grantee agrees that the imposition of these liquidated damages does not demonstrate or imply that the Company would not suffer irreparable harm from any breach of this Agreement and does not render improper the award of injunctive relief.
(f)The Grantee agrees that if the Grantee breaches, threatens to breach, or attempts to breach any of the provisions of Section 15(c) following termination of employment with the Company, then the post-employment restricted period for Section 15(c) shall be extended to encompass the period of one (1) year from the date the Company obtains a court order providing preliminary or permanent injunctive relief enjoining the Grantee from any or all acts and/or omissions contrary to Section 15(c). Similarly, if the Grantee breaches, threatens to breach, or attempts to breach any of the provisions of Sections 15(d) and/or 15(e) following termination of employment with the Company, then the restricted period for Sections 15(d) and/or 15(e) shall be extended to encompass the period of two (2) years from the date the Company obtains a court order providing preliminary or permanent injunctive relief enjoining the Grantee from any acts and/or omissions contrary to Sections 15(d) and/or 15(e).
(g)If the Company is, in its sole judgment, compelled to assert a cause of action against the Grantee to enforce or remedy any breach, threatened breach, or attempted breach of Sections 13, 14, and/or 15 of this Agreement, then the Grantee agrees to reimburse the Company for its reasonable attorneys’ fees and other reasonable expenses incurred in the investigation and successful prosecution or settlement of any such cause of action in addition to any damages or other remedies obtained by the Company.

(h)If any part of the restrictions contained in Section 15 of this Agreement are found unenforceable by any court of competent jurisdiction, then the parties agree that they intend for the court to enforce the restrictions to the extent reasonable or enforceable and to not decline enforcement. The parties agree that, in any litigation over Section 15 of this Agreement, they will jointly advocate this position to the court and/or any jury.
17.Information. Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.
18.Benefit of Agreement. Subject to the provisions of the Plan and the other provisions hereof, this Agreement is for the benefit of and is binding on the heirs, executors, administrators, successors and assigns of the parties hereto.
19.Entire Agreement. This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement; provided, however, in any event, this Agreement shall be subject to and governed by the Plan. The Administrator shall have authority, subject to the express provisions of the Plan and this Agreement, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations that are, in the judgment of the Administrator, necessary or desirable for the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All actions by the Administrator under the provisions of this Section 19 shall be conclusive for all purposes. The Grantee specifically understands and agrees that the SARs are being granted under the Plan, copies of which Plan the Grantee acknowledges the Grantee has read, understands and by which the Grantee agrees to be bound.
20.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the SARs without the Grantee’s consent.
21.Severability. It is the intention and agreement of the Company and the Grantee that this Agreement shall be construed in such a manner as to impose only those restrictions on the conduct of the Grantee that are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
22.Governing Law. This Agreement is made under, and shall be construed in accordance with the internal substantive laws of the State of Ohio.
23.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
24.Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the SARs and participation in the Plan or future grants of Stock Appreciation Rights that may be granted under the Plan by electronic means. Notwithstanding anything in this Agreement to the contrary, Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of Stock Appreciation Rights grants and the execution of award agreements through electronic signature.
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Executed in the name and on behalf of the Company in Westerville, Ohio as of __________, 20___.

LANCASTER COLONY CORPORATION

By:
Name: Matthew R. Shurte
Title: General Counsel

ACCEPTANCE OF AGREEMENT
Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; (b) voluntarily and knowingly accepts this Agreement and the SARs granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement; and (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Grantee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the prospectus pertaining to the Plan.

Grantee Name: